Equity Transfer Agreement

[PARTIES]

vendor:

vendor	Shareholder	Capital (ten thousand RMB)	Payment	Percentage (%)	Payable stock equity consideration
A	Jiechen Wu	647	Currency	100%	

Transferee: Harbin Tian Di Ren Medical Science and Technology Company

Place of registration : Harbin,china legal person : Yan Qing Liu nationality: China

Heilongjiang Tianlong Pharmaceutical, Inc is a company registered in PRC, business license: QHHZZD 000911, registered capital 6,470,000 RMB. All shareholders agree to transfer 100% stock equity. This agreement is made by two parties pursuant to the regulation of PRC and principle of equality and mutual benefit.

Article 1 .name and share of the transferred stock equity

All shareholders are agree to transfer 100% stock equity and related rights of registered capital of Heilongjiang Tianlong Pharmaceutical, Inc. ("Tianlong") to Transferee at value 58,900,000 RMB(8,300,000dollar). the transferee pay for a cash payment 56,900,000 RMB and approximately RMB 2.0 million of China Sky One Medical's shares. The vendor agree to transfer the stock equity. After acquisition, transferee will get the 100% stock equity. Vendor will not own the stock equity of Heilongjiang Tianlong Pharmaceutical, Inc. ("Tianlong")

Article 2. transfer value

The developing accounting firm hired by both parties evaluate the assets of the vendor is 44,530,000RMB; (Exclude the medicine batch) under the terms of the agreement, transferee obtains the 300,000RMB for each approved medicine (exclude the medicines which are apply for production). 69 approved medicine (include 38 medicines which have been submitted to the SFDA for approval.) total

value of approved medicine is 20,700,000RMB，Total assets: 65,230,000RMB. Negotiated price for Equity Transfer is 58,900,000 RMB(8,300,000dollar) Thereinto, the transferee pay for a cash payment 56,900,000 RMB and approximately RMB 2.0 million of China Sky One Medical's shares.

Article 3 . Article 3 the time of Payment ,the time limit and the way of complete a business transaction

After pay 5,000,000 RMB, The transferee can check of the asset and equity, when changing procedure in Industry and Commerce and administration department was done, the transferee pay for 43,000,000 RMB and RMB 2.0 million of China Sky One Medical's shares. The balance 8,900,000 RMB will be paid without any unpaid tax problems were found during the financial check.

Payment: wire transfers to vendor designated account.

Article 4 、deposit

If the changing procedure in Industry and Commerce and administration department can not be done for the reason of vendor, 3% remedy will be given to transferee in 7 days when seller got the notice. After the changing procedure is finished and payment paid. The deposit will return to account appointed by transferee.

Article 5 、arrangement of officers and workers

After acquisition. Former officers remain the original work. Workers continue to sign the labor contract (exclude some officers will be changed)

Article 6, on the transferee assets, rights and interests of inventory

Since the agreement was signed, and the transferee put the earnest money to the designated currency deposit accounts (based on proof of bank transfers), the transferee can be stationed in vendor's office to the check assets, rights and interests of inventory, inventory pursuant to this agreement Annex 1 -- 4; and the transferee can not receive the assets and debts, and responsible for the vendor after confirmation by both sides, if the negative balance of assets at book value, the fund would be deducted; If it is positive, according to the actual balance of payments transferee given to vendor.

Article 7, on the transfer of shares before all liability 。

When transferee shares is closing, in case of that the vendor occurred before unfinished legal liability incurred of disputes; and vendor will be the majority shareholder assume full responsibility, including, but not limited to sell its stock in the assets of the former mortgage, pledge, guarantee, Hidden investment, staff dissension and economic liability compensation;

Article 8, on the change of legal procedures

1, vendor unpaid help transferee for all industry and commerce, taxation, supervision over pharmaceuticals, and other departments change procedures .

2, and all because of transfer not cooperate with the procedures timely change, transfer should assume all the consequences.

3, on change procedures handling, vendor and the transfer need to sign a number of relevant documents, contracts, agreements; the two sides on the basis of this Agreement shall be unconditionally sign.

Article 9, the approach of dispute resolution

Because of this contract arising from or relating to the contract and all disputes, the parties shall be settlement through friendly consultations; and consensus can not be reached, either party has the right to district to the court.

Article 10, the liability for break of contract

After the signing of this contract, it is have sanction on the two parties. Neither of party would default, otherwise make up of break contract, and breaching should be assume corresponding responsibility.

1, if the vendor does not arranging the transfer of ownership to the transferee, for breach of faith the vendor shall be in accordance with the transfer of ownership overdue 4/10000 value of the daily penalty payment to the transferee; overdue for more than three months, the transferee has the right to terminate this contract.
2, if the transferee does not arranging the transfer of shares to the vendor, the breach parties should be in accordance with the late payment of the amount of the daily penalty to the vendor 4/10000 penalty; overdue for more than three months, the vendor has the right to terminate this contract.
3, if any of the parties in other violations, breach of contract, which should be compensate for all the economic losses.
4, the financial statements and the list of vendor have been provide must be

have a real property legitimacy, fair responsible for the assignment or in the process and, if the financial situation and property inventory and the actual situation in any inaccuracies, vendor assume s the corresponding liability.

Article 11, Applicable law

The signing of this contract it is apply in China for effectiveness, performance, interpretation, liability for breach of contract, dispute settlement.

Article12, The commencement and termination

1, The parties to the contract what involved in the commercial information must be keep confidential. The obligation of confidentiality in the performance of agreement after the five years still valid.

2, All of contract annex are an integral component of it and has the same legal effect.

3, The agreement become effective on the date of two sides signed.

Article13, others

1, The contract if have any matters, it will be solve between the two sides and sign the complementarity agreement .

2, The contract in triplicate copy, each of the vendor, the transferee, and the counselor-at-law of transferee have one.

3, The contract signed by the vendor, the transferee or authorized representatives of the two sides on February 22, 2008 in Harbin, China.

vendor: Heilongjiang Tianlong Pharmaceutical, Inc

signature:

transferee: Harbin Tian Di Ren Medical Science and Technology Company

signature:

February 22, 2008